                                                                   Exhibit 99.1


                          INTERIM OPERATING AGREEMENT


        This Interim Operating Agreement (the "Agreement"), effective as of December 3, 1997 (the "Interim Operations Date"), is made by and between SmarTalk TeleServices, Inc. ("SmarTalk") and ConQuest Telecommunication Services Corp. ("ConQuest").

        WHEREAS, SmarTalk, SMTK Acquisition Corp. II ("SMTK Sub") and ConQuest are parties to that certain Agreement and Plan of Reorganization and Merger, dated as of July 30, 1997 ("Merger Agreement"), pursuant to which, among other things, SMTK Sub will be merged (the "Merger") with and into ConQuest, with ConQuest thereafter becoming a wholly-owned subsidiary of SmarTalk;

        WHEREAS, SmarTalk and ConQuest each has scheduled a meeting of its stockholders on December 31, 1997 for the purpose of approving the Merger, immediately following which the Merger will become effective under Delaware law (the "Effective Time"); and

        WHEREAS, in order to provide for a more orderly transition, the parties hereto wish to enter into this Agreement, pursuant to which, among other things, operational control of ConQuest will immediately pass to SmarTalk notwithstanding that the legal consummation of the Merger and the physical exchange of the Merger consideration will not occur until the Effective Time;

        NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

        Section 1. Waiver of Certain Conditions to the Merger. (a) SmarTalk hereby irrevocably waives (i) all of the conditions to the Closing (as defined in the Merger Agreement) set forth in Article 7 of the Merger Agreement, (ii) any right to terminate the Merger Agreement pursuant to Sections 10.2 and 10.4 of the Merger Agreement, (iii) any claims, actions, defenses or rights, known or unknown, existing or future, which it may have to rescind the foregoing waiver or to otherwise terminate, fail to close under or rescind the Merger Agreement and (iv) all of the deliveries contemplated by Section 9.1 of the Merger Agreement.

        (b) ConQuest hereby irrevocably waives (i) all of the conditions to the Closing set forth in Article 8 of the Merger Agreement, other than the conditions set forth in Sections 8.3(a), 8.6 and 8.9 of the Merger Agreement,
(ii) any right to terminate the Merger Agreement pursuant to Sections 10.2, 10.3(d) and 10.3(e) of the Merger Agreement, (iii) any claims, actions, defenses or rights, known or unknown, existing or future, which it may have to rescind the foregoing waiver or to otherwise terminate, fail to close under or rescind the Merger Agreement (except for those rights to terminate the Merger Agreement contained in Sections 10.3(a), (b) and (c) of the Merger Agreement) and (iv) all of the deliveries contemplated by Section 9.2 of the Merger Agreement (except that at the Closing, SmarTalk shall deliver to ConQuest a certificate, dated the date of the Closing and signed by the President or a Vice President in his corporate capacity, stating that each of the conditions set forth in Sections 8.3(a), 8.6 and 8.9 of the Merger Agreement has been satisfied).

        Section 2. Profits and Losses; Expenses. (a) Effective as of the Interim Operations Date, all revenues, income, earnings or profits (collectively, "Income") shall inure to the benefit of SmarTalk, which at its option, may require ConQuest to pay over to SmarTalk or its designee, the amount of such Income.

        (b) Effective as of the Interim Operations Date, all costs, expenses, losses and liabilities of ConQuest (collectively, "Expenses") shall be assumed and guaranteed by SmarTalk.

        Section 3. Closing Date. The parties hereby agree that, subject to the provisions of Section 1(b) hereof, the Closing Date (as defined in the Merger Agreement) shall be December 31, 1997 and further agree to use all reasonable efforts to ensure that the Effective Time (as defined in the Merger Agreement) shall be December 31, 1997, including promptly executing and filing with the Secretary of State of the State of Delaware a certificate of merger.

        Section 4. Board of Directors. Immediately upon execution of this Agreement, ConQuest shall cause its board of directors to be comprised of six directors: Robert H. Lorsch ("Lorsch"), Erich L. Spangenberg ("Spangenberg"), David A. Hamburger (together with Lorsch and Spangenberg, the "SmarTalk Directors"), James A. Sobwick ("Sobwick"), Peter Halliday ("Halliday") and D. Mark Thomas ("Thomas"). In the event of a tie vote, the deadlock shall be broken in a manner determined by a majority of the Continuing Directors (as defined below) then in office. In the event that any or all of Sobwick, Halliday or Thomas shall cease to be a member of the board of directors, the SmarTalk Directors shall take all actions to elect the following persons (in the order in which listed) to fill the vacancy or vacancies so created: (1) Harold Erbs, (2) Patrick Hart and (3) Dennis Geraghty (the "Alternate Designees"). In the event that Robert H. Lorsch, Erich L. Spangenberg and David
A. Hamburger cease to be directors of ConQuest, at the election of the Continuing Directors, this Agreement shall cease to be of any further force or effect, except for the provisions of Section 1 hereof, which shall survive termination.

        Section 5. Merger Agreement. The Merger Agreement may not be amended without the unanimous agreement of the Continuing Directors then in office. As used in this Agreement, "Continuing Directors" means, to the extent then in office, Sobwick, Halliday, Thomas and any Alternate Designee, or another director who is subsequently elected to the board of directors and designated as a Continuing Director by a majority of the Continuing Directors then in office, or, if there shall be no Continuing Director then in office, by the holders of a majority of the outstanding common stock of ConQuest.

        Section 6. Continuing Effect. Except as expressly provided for herein, the provision of the Merger Agreement, including without limitation the provisions of Article 6 thereof, shall remain in full force and effect.

        IN WITNESS WHEREOF, SmarTalk and ConQuest have caused this Agreement to be executed by their duly authorized officers, respectively, on December 15, 1997 but effective as of the Interim Operating date.

                                        SMARTALK TELESERVICES, INC.

                                        By  /s/ Erich L. Spangenberg
                                            -----------------------------------

                                        Title  Vice Chairman of the Board and
                                               Chief Operating Officer
                                               --------------------------------


                                        CONQUEST TELECOMMUNICATION

                                        By  /s/ James E. Sobwick
                                            -----------------------------------

                                        Title  President and Chief
                                               Executive Officer
                                               --------------------------------